UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  (October 12, 2022)

Month 1, 2022

THE GOODYEAR TIRE & RUBBER COMPANY

(Exact name of registrant as specified in its charter)

Ohio	1-1927	34-0253240
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Innovation Way, Akron, Ohio		44316-0001
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (330) 796-2121

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Without Par Value	GT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 12, 2022, The Goodyear Tire & Rubber Company (the “Company”) and its wholly owned subsidiary, Goodyear Europe B.V. (“GEBV”), amended and restated its European revolving credit facility (the “Amended European Credit Facility”). Significant changes to the Amended European Credit Facility include extending the maturity to January 14, 2028 and changing the base rate for loans denominated in U.S. dollars from LIBOR to SOFR.

The Amended European Credit Facility consists of (i) a €180 million German tranche that is available only to Goodyear Germany GmbH and (ii) a €620 million all-borrower tranche that is available to GEBV, Goodyear Germany GmbH and Goodyear Operations S.A. Up to €175 million of swingline loans and €75 million in letters of credit are available for issuance under the all-borrower tranche. Amounts drawn under the Amended European Credit Facility will bear interest at SOFR plus 150 basis points for loans denominated in U.S. dollars, EURIBOR plus 150 basis points for loans denominated in euros, and SONIA plus 150 basis points for loans denominated in pounds sterling. Undrawn amounts under the Amended European Credit Facility are subject to an annual commitment fee of 25 basis points. Subject to the consent of the lenders whose commitments are to be increased, we may request that the Amended European Credit Facility be increased by up to €200 million.

GEBV and certain of its subsidiaries in the United Kingdom, Luxembourg, France and Germany provide guarantees to support the Amended European Credit Facility. GEBV’s obligations under the Amended European Credit Facility and the obligations of its subsidiaries under the related guarantees are secured by security interests in collateral that includes, subject to certain exceptions:

•	the capital stock of the principal subsidiaries of GEBV; and

•

a substantial portion of the tangible and intangible assets of GEBV and certain of its subsidiaries in the United Kingdom, Luxembourg, France and Germany, including real property, equipment, inventory, contract rights, intercompany receivables and cash accounts, but excluding accounts receivable and certain cash accounts in subsidiaries that are or may become parties to securitization or factoring transactions.

The German guarantors secure the German tranche on a first-lien basis and the all-borrower tranche on a second-lien basis. GEBV and its other subsidiaries that provide guarantees secure the all-borrower tranche on a first-lien basis and generally do not provide collateral support for the German tranche. The Company and its U.S. and Canadian subsidiaries that guarantee the Company’s U.S. first lien revolving credit facility also provide unsecured guarantees in support of the Amended European Credit Facility.

The Amended European Credit Facility contains covenants similar to those in the Company’s first lien revolving credit facility, with additional limitations applicable to GEBV and its subsidiaries. These covenants limit, among other things, the ability of the Company and certain of its subsidiaries, including GEBV, to (i) incur additional debt or issue redeemable preferred stock, (ii) pay dividends, repurchase shares or make certain other restricted payments or investments, (iii) incur liens, (iv) sell assets, (v) incur restrictions on the ability of the Company’s subsidiaries to pay dividends or to make other payments to the Company, (vi) enter into affiliate transactions, (vii) engage in sale and leaseback transactions, and (viii) consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets. These covenants are subject to significant exceptions and qualifications. In addition, under the Amended European Credit Facility, GEBV’s ratio of Consolidated Net GEBV Indebtedness to Consolidated GEBV EBITDA for a period of four consecutive fiscal quarters is not permitted to be greater than 3.0 to 1.0 at the end of any fiscal quarter. “Consolidated Net GEBV Indebtedness” and “Consolidated GEBV EBITDA” have the meanings given them in the Amended European Credit Facility.

The Amended European Credit Facility has customary representations and warranties including, as a condition to borrowing, that all such representations and warranties are true and correct, in all material respects, on the date of the borrowing, including representations as to no material adverse change in the Company’s business or financial condition since December 31, 2021.

The Amended European Credit Facility contains customary events of default, including cross-defaults to material indebtedness of the Company and its subsidiaries. The lenders may declare any outstanding obligations under the Amended European Credit Facility immediately due and payable upon the occurrence, and during the continuance of, an event of default. In addition, the amount of any outstanding obligations under the Amended European Credit Facility will be immediately due and payable in the event that the Company or certain of its subsidiaries become the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law.

J.P. Morgan SE is the administrative agent and JPMorgan Chase Bank, N.A. is the collateral agent for the Amended European Credit Facility. Certain of the agents, arrangers and lenders under the Amended European Credit Facility have from time to time performed, and may in the future perform, financial advisory and investment banking services for the Company and its affiliates, including JPMorgan Chase Bank, N.A., which is the administrative agent under the Company’s first lien revolving credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOODYEAR TIRE & RUBBER COMPANY

Date: October 12, 2022	By	/s/ Daniel T. Young
Daniel T. Young
Secretary